Exhibit 3.1

*150403*

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Withdrawal of Certificate of Designation (PURSUANT TO NRS 78.1955(6))	Filed in the office of	Document Number 20160293524-74
	Barbara K. Cegavske Secretary of State	Filing Date and Time 06/29/2016 8:33 AM
	State of Nevada	Entity Number C18418-1997

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of

Certificate of Designation

for Nevada Profit Corporations

(Pursuant to NRS 78.1955(6))

1. Name of corporation:

Odyssey Marine Exploration, Inc.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Designation (the “Designation”) for the series of preferred stock, par value $0.0001 per share, designated as “Series D Convertible Preferred Stock” (the “Series D Shares”) be withdrawn.

RESOLVED, FURTHER, that the President and the Secretary of the Corporation, hereby are authorized and directed to prepare, execute, verify, file and record a certificate with the Secretary of State of Nevada pursuant to Nevada R.S. 78.1955(6) to withdraw the Designation and to make any other filings with the Secretary of State of Nevada as may be required or deemed necessary to withdraw the Designation and to give force and effect to the foregoing resolution.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X
Signature of Officer Mark D. Gordon, President

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Withdrawal of Designation Revised: 1-5-15